UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 25, 2006

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Separation Agreement with Mr. Jonathan Hoak

NCR Corporation (“NCR”) and Jonathan Hoak, NCR’s former Senior Vice President, General Counsel and Secretary, entered into a letter agreement (the “Hoak Agreement”) on May 25, 2006 regarding the terms of Mr. Hoak’s separation from NCR. The following summary of the terms of the Hoak Agreement is qualified in its entirety by the full text of the Hoak Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in this Item 1.01.

Under the terms of the Hoak Agreement, as of May 29, 2006 Mr. Hoak is no longer Senior Vice President, General Counsel and Secretary of NCR; however, he will continue to be employed by NCR at his current rate of compensation and benefits through the earlier of (1) December 31, 2006 and (2) the date he accepts full-time employment elsewhere (the “Termination Date”). Through his Termination Date, Mr. Hoak will serve as Non-Executive Chairman of Prime Technology, a subsidiary of NCR, and will otherwise be responsible for special projects as assigned by NCR’s CEO. Upon separation from NCR, Mr. Hoak will receive a single payment for 52 weeks of separation pay based on his current weekly base pay compensation. Mr. Hoak also will be eligible for an incentive opportunity with a target of sixty percent (60%) of his base pay for his service at NCR in 2006 through the Termination Date.

Mr. Hoak’s stock options and restricted stock awards will continue to vest according to their terms through the Termination Date. Provided Mr. Hoak has not accepted full-time employment elsewhere on or before December 31, 2006, restricted stock awards scheduled to vest on December 31, 2006 will vest on that date. Unvested restricted stock awards granted prior to 2006 will be forfeited as of the Termination Date. A pro rata portion of Mr. Hoak’s 2006 grant of performance-based restricted stock will vest at the end of the 3-year performance cycle, assuming performance metrics are met. Mr. Hoak’s stock options granted prior to 2006 will vest in full on the Termination Date, and he will have the remainder of their terms to exercise. Any unvested portion of Mr. Hoak’s options granted in 2006 will be forfeited, and he will have three years to exercise the vested portion.

Mr. Hoak will also be eligible to receive retirement benefits under the NCR Pension Plan, The Retirement Plan for Officers of NCR, the NCR nonqualified excess plan, the Mid-Career Hire Supplemental Pension Plan and the Supplemental Plan for AT&T Transfers.

Mr. Hoak also agreed to certain customary restrictions regarding confidentiality, non-solicitation and non-hire, non-competition and non-disparagement.

Employment Arrangement with Mr. Peter Lieb

NCR entered into a letter agreement (the “Letter Agreement”) effective May 29, 2006 (the “Start Date”) with Peter Lieb regarding Mr. Lieb’s service as Senior Vice President, General Counsel and Secretary of NCR. The following summary of the terms of the Letter Agreement is qualified in its entirety by the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.2 and is hereby incorporated by reference in this Item 1.01.

Under the terms of the Letter Agreement, Mr. Lieb will receive an annual base salary of $385,000. He will also be entitled to receive an annual bonus under the NCR Management Incentive Plan for Executive Officers (“MIP”), with a target MIP payment of 60% of annual base pay and payout opportunities ranging from 0-200% of target, based on the Company’s actual annual performance, with the 2006 MIP payment pro-rated for the number of calendar months, or parts thereof, during which Mr. Lieb is employed with NCR in 2006. Mr. Lieb will also be eligible for a 10% incentive opportunity based on the achievement of specific diversity metrics in 2006, as determined by the Compensation & Human Resource Committee of the NCR Board of Directors (the “Committee”).

Under the Letter Agreement, Mr. Lieb will receive an equity grant valued at $1,500,000, with 50% of the equity grant value in NCR stock options and 50% of the equity grant value in performance-based restricted shares. Effective as of the Start Date, NCR granted Mr. Lieb options to acquire approximately 47,423 shares of the NCR’s common stock with a Black-Scholes value of $750,000, subject to the terms of the form of stock option agreement previously approved by the Committee. One-fourth of the options will vest on each of the first four anniversaries of the Start Date, subject to Mr. Lieb’s continued employment with NCR, and are exercisable for a ten-year term. In addition, effective as of the Start Date and subject to the terms of the form of performance-based restricted share agreement previously approved by the Committee, NCR granted Mr. Lieb 18,922 performance-based restricted shares with a present value of $750,000 (the “Targeted Shares”), the vesting of which will be contingent upon NCR’s performance over a three-year term, as measured by the Company’s net operating profit. Based on NCR’s actual performance during such time, Mr. Lieb may earn between 0% and 150% of the Targeted Shares at the end of the three-year period.

Mr. Lieb will also be eligible to participate in NCR’s Executive Medical Exam Program, Executive Financial Planning Program, and Change-in-Control Plan. Mr. Lieb will also be eligible for certain travel-related benefits, including use of NCR’s aircraft for travel between his current residence and NCR’s offices and reimbursement of expenses related to his travel to, from or while in Dayton. NCR will also provide him with a “gross-up” relating to any taxes he incurs as a result of such personal use or expenses. The Letter Agreement also contains customary non-competition, non-solicitation/non-hire and confidentiality provisions.

Item 8.01 Other Events.

On May 30, 2006, the Company issued a press release announcing Mr. Lieb’s appointment as Senior Vice President, General Counsel and Secretary. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

The following exhibits are filed with this current report on Form 8-K:

Exhibit No.	Description of Exhibit
10.1	Letter Agreement with Jonathan Hoak effective May 25, 2006

10.2	Letter Agreement with Peter Lieb effective May 29, 2006

99.1	Press Release dated May 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: June 1, 2006	By:	/s/ Nelson F. Greene
Nelson F. Greene
Assistant Secretary